                         Automatic Reinsurance Agreement
                                  (No. 2477-1)

                                     Between

                            FIRST ALLMERICA FINANCIAL
                             LIFE INSURANCE COMPANY

                           of Worcester, Massachusetts
                      (REINSURED REFERRED TO AS YOU, YOUR)

                                       and

                             TRANSAMERICA OCCIDENTAL
                             LIFE INSURANCE COMPANY

                           of Los Angeles, California
                     (REINSURER REFERRED TO AS WE, US, OUR)

                             Effective April 1, 1996

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                                    CONTENTS

             ARTICLES

        I    Basic of Reinsurance                                     1
       II    Liability                                                2
      III    Notification of Reinsurance                              2
       IV    Plans of Reinsurance                                     2
        V    Reinsurance Premiums                                     3
       VI    Premium Accounting                                       3
      VII    Oversights                                               4
     VIII    Reductions, Terminations and Changes                     5
       IX    Increase In Retention                                    6
        X    Reinstatement                                            6
       XI    Expenses                                                 6
      XII    Claims                                                   6
     XIII    Inspection of Records                                    8
      XIV    Insolvency                                               8
       XV    Arbitration                                              9
      XVI    Parties to Agreement                                     9
     XVII    DAC Tax - Section 1.848-2(g)(8) Election                 10
    XVIII    Duration of Agreement                                    11

             SCHEDULES

        A    Specifications
        B    Benefits
        C    Definitions

             EXHIBITS

        I    Retention Limits
       II    Reinsurance Premiums

 ALL SCHEDULES AND EXHIBITS ATTACHED WILL BE CONSIDERED PART OF THIS AGREEMENT.

                                    ARTICLE I

                              BASIS OF REINSURANCE

Reinsurance under this Agreement must be life insurance as stated in Schedule A. You must automatically reinsure the life insurance for the plans as stated in Schedule A.

1.   REQUIREMENTS FOR AUTOMATIC REINSURANCE:

     A.   The individual risk must be a resident of the United States.

     B.   The maximum issue age on any risk will be age 80.

     C. The mortality rating on each individual risk must not exceed Table 16, Table P, 500% or its equivalent on a flat extra premium basis.

     D. The maximum amount of insurance issued and applied for in all companies on each risk must not exceed the jumbo limits as stated in Schedule A.

     E. The maximum amounts of insurance to be reinsured on a life must not exceed the automatic binding limits as stated in Schedule A.

                                   ARTICLE II

                                    LIABILITY

     1. Our liability for automatic reinsurance will begin simultaneously with your liability.

     2. Our liability for reinsurance on the individual risk will terminate when your liability terminates.

     3. The initial and subsequent reinsurance premiums must be received by us on a timely basis for us to maintain our liability of each individual risk.

                                   ARTICLE III

                           NOTIFICATION OF REINSURANCE

You will inform us of any reinsurance by submitting a monthly accounting statement as described in Article VI.

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                                   ARTICLE IV

                              PLANS OF REINSURANCE

1.   Life reinsurance will be on the basis as stated in Schedule B.

2. When requested, you must furnish us with a copy of each policy, rider, rate book, and cash value table which applies to the life insurance reinsured.

                                    ARTICLE V

                              REINSURANCE PREMIUMS

1.   Life Reinsurance Premiums.

     A.   Life Reinsurance Premiums Paid on a Yearly Renewable Term Basis.

          The life reinsurance premium on the net amount at risk will be determined from Exhibit II.

     B.   Deficiency Reserves of the Yearly Renewable Term Premiums.

          We anticipate that the premium rates in Exhibit II will be continued indefinitely for all of the life reinsurance to which such rates will apply.

          However, because of technical questions in some states regarding deficiency reserves, if any one or more of such premium rates for any policy year or years after the first will be less than the net premium rate or rates based on the 1980 CSO Table for the applicable mortality rating with interest at the rate specified in the Standard Valuation Law, then, in that event, only the latter rate will be guaranteed by us.

                                   ARTICLE VI

                               PREMIUM ACCOUNTING

     1.   Payment of Reinsurance Premiums

          A. The reinsurance premiums will be paid to us on the basis stated in Exhibit II.

          B. Within thirty days after the close of each month, you will send us a copy of a statement listing first year and renewal reinsurance premiums less refunds and allowances (dividends and cash values, if applicable) and any other data mutually agreed upon by both parties.

          C. If the net reinsurance premium balance is payable to us, you must include this payment with your statement. If the net reinsurance premium balance is not received by us or a statement is not prepared and sent to us within thirty days after the close of the month, the reinsurance premiums for all of the reinsurance risks listed on the statement will be delinquent.

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          D.   If the net reinsurance premium balance is payable to you, we must remit our payment to you within thirty days after receiving your statement.

     2.   Termination Because of Non-Payment of Premium.

          When reinsurance premiums are delinquent, we have the right to terminate the reinsurance risks on the statement by giving you thirty days' written notice. As of the close of this thirty-day period, all of our liability will terminate for:

          A.   The risks described in the preceding sentence and

          B. The risks where the reinsurance premiums became delinquent during the thirty-day period.

          Regardless of these terminations, you will continue to be liable to us for all unpaid reinsurance premiums earned by us.

     3.   Reinstatement of a Delinquent Statement.

          You may reinstate the terminated risks within sixty days after the effective date of termination by paying the unpaid reinsurance premiums for the risks in force prior to the termination. However, we will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day we receive the required back premiums.

     4.   Currency.

          The reinsurance premiums and benefits payable under this Agreement will be payable in the lawful money of the United States.

     5. Within sixty days after the close of the calendar year, you will send us an inforce listing of all policies reinsured under this Agreement.

                                   ARTICLE VII

                                   OVERSIGHTS

     1. If there is an unintentional oversight or misunderstanding in the administration of this Agreement by either company, it can be corrected provided the correction takes place promptly after the time the oversight or misunderstanding is first discovered. Both companies will be restored to the position they would have occupied had the oversight or misunderstanding not occurred. Interest at a rate to be determined annually will be payable on any premiums due as a result of the oversight or misunderstanding.

                                  ARTICLE VIII

                       REDUCTIONS TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement where fully underwriting evidence according to your regular underwriting rules is not required, the insurance will continue to be reinsured with us under this Agreement.

2. If the insurance reinsured under this Agreement increases, the increase will not be reinsured under this Agreement.

3. If the insurance reinsured under this Agreement is reduced, the reinsurance for the individual risk involved will be reduced by the same amount on the effective date of reduction. If an individual life is shared by more than one reinsurer, our share of the decrease will be the same percentage as our initial reinsurance on the individual risk.

4. If any portion of the total insurance retained by you on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life will also be reduced or terminated. You will reduce your reinsurance by applying the retention limits which were in effect at the time the policy was issued. You will not be required to retain an amount in excess of your regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

     You must first reduce the reinsurance of the insurance which has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured.

5. If the insurance for a risk is shared by more than one reinsurer, our percentage of the increased or reduced reinsurance will be the same as our initial percentage of reinsurance of the individual risk.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the individual risk involved will be terminated on the effective date of termination.

7. We will refund to you all unearned reinsurance premiums arising from reductions, terminations and changes as described in this Article.

8. Changes as a result of extended term or reduced paid-up will be handled as reductions.

                                   ARTICLE IX

                              INCREASE IN RETENTION

1. If you should increase the retention limits as listed in Exhibit I, prompt written notice of the increase must be given to us.

2. The option of recapturing the reinsurance is not available under this Agreement when your retention limit increases.

                                    ARTICLE X

                                  REINSTATEMENT

1. If insurance lapses for nonpayment of premium and is reinstated under your terms and rules, the reinsurance will be reinstated by us. You must pay us all back reinsurance premiums in the same manner as you received insurance premiums under your policy.

                                   ARTICLE XI

                                    EXPENSES

1. You must pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.

                                   ARTICLE XII

                                     CLAIMS

1. Our liability for the insurance benefits reinsured under this Agreement will be the same as your liability for such benefits. All reinsurance claim settlements will be subject to the terms and conditions of the particular contract under which you are liable.

2.   When you are advised of a claim, you must promptly notify us.

3. If a claim is made under incontestable insurance reinsured under this Agreement and if you retained fifty percent or more of the insurance at the time of issue, we will abide the issue as it is settled by you. When you request payment of the reinsurance proceeds, you must deliver a copy of the proof of death and the claimant's statement to us.

4. If a claim is made under either (a) incontestable insurance and if you retained less than fifty percent of the insurance at the time of issue, or
     (b) contestable insurance reinsured under this Agreement, you must submit a copy of all papers connected with the claim to us. After reviewing all the claim papers, we will give our opinion as to how we would handle the claim had it been ours. We must give our opinion within ten working days after we receive a copy of all papers connected with the claim. If we do not respond within this ten-day period, it will be presumed we are agreeable to the payment of the claim. However, given your relationship with our claimant, you are not obligated to follow our opinion.

5. Payment of reinsurance proceeds will be made in a single sum regardless of your mode of settlement.

6.   A.   You must promptly notify us of your intent to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. If your contest of such insurance results in the reduction of your liability, we will share in this reduction. Our percentage of the reduction will be our net amount of risk on the individual life as it relates to your total net amount at risk on the date of the death of the insured.

     B. If we should decline to participate in the contest or assertion of defenses, we will then release all of our liability by paying you the full amount of reinsurance and not sharing in any subsequent reduction in liability.

7. If the amount of insurance provided by the policy or policies reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, we will share with you in this increase or reduction. Our share of this increase or reduction will be the percentage that our net liability relates to your total net liability and that of other reinsurers immediately prior to this increase or reduction. In the case of reinsurance on the yearly renewable term basis, our reinsurance will be calculated from the inception date of the policy on the adjusted amounts using the premiums and reserves applicable to the correct age or sex. Any adjustment in reinsurance premiums will be made without interest.

8. You must pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

9. We will share with you all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both of us. However, if we have released our liability under Section 6 of this Article, we will not share in any expenses incurred after our date of release.

10.  In the case of a claim described under:

     A. Section 3 of this Article, in no event will we have any liability for any Extra-Contractual Damages which are rendered against you as a result of acts, omissions or course of conduct committed by you in connection with the insurance reinsured under this Agreement.

     B. Section 4 of this Article and if you followed our opinion, we recognize that circumstances may arise under which we, in equity, should share, to the extent permitted by law, in paying certain assessed damages. Such circumstances are difficult to define in advance, but involve those situations in which we were an active party in the act, omission or course of conduct which ultimately resulted in the assessment of such damages. The extent of such sharing is dependent on good faith assessment of culpability in each case, but all factors being equal, the division of any such assessment would be in proportion to what impact our opinion had on such damages.

                                  ARTICLE XIII

                              INSPECTION OF RECORDS

1. We will have the right, at any reasonable time, to inspect your books and documents which relate to your reinsurance under this Agreement.

                                   ARTICLE XIV

                                   INSOLVENCY

1. If you become insolvent, all of the reinsurance due you will be paid immediately upon demand directly to your liquidator (receiver or statutory successor), without decrease.

2. If you become insolvent, the liquidator will give us written notice of a pending claim against you for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, we may investigate this pending claim and mediate in your or your liquidator's name, but at our own expense, with any defense or defenses which we may believe available to you or your liquidator.

3. The expenses incurred by us will be chargeable, subject to court approval, against you as part of the expense of liquidation. The benefit which you may accumulate solely as a result of the defense undertaken by us will be shared proportionately. Where two or more reinsurers are involved in the same claim and a majority in interest elect to mediate a defense or defenses to this claim, the expense will be shared as though such expense had been incurred by you.

                                   ARTICLE XV

                                   ARBITRATION

1. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration.

2. There must be three arbitrators who will be officers of life insurance companies other than the contracting companies or their subsidiaries or affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third.

     In the event either contracting company is unable to choose an arbitrator within thirty days after the other contracting company has given written notice of its arbitrator appointment, the contracting company which has given written notice may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty days following their appointment, the president of the American Arbitration Association will appoint the third arbitrator.

3. With regard to (2) above, arbitration must be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which will be in effect on the date of delivery of demand for arbitration.

4. Each contracting company must pay part of the arbitration expenses as allocated by the arbitrators.

5. The award made by the arbitrators will be final, and judgment may be entered upon it in any court having jurisdiction.

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                                   ARTICLE XVI

                              PARTIES TO AGREEMENT

1. This is an Agreement solely between you and us. There will be no legal relationship between us and any person having an interest of any kind in any of your insurance.

                                  ARTICLE XVII

                                     DAC TAX
                         SECTION 1.848-2(g)(8) ELECTION

If applicable, both of us agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all subsequent taxable years for which this Agreement remains in effect.

1.   The term "party" will refer to either you or us as appropriate.

2.   The terms used in this Article are defined by reference to Regulation
     Section 1.848-2 in effect December 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both of us agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5. You will submit a schedule to us by May 1 of each year of your calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by one of your officers stating that you will report such net consideration in your tax return for the preceding calendar year.

6. We may contest such calculation by providing an alternative calculation to you in writing within 30 days of our receipt of your calculation. If we do not so notify you, we will report the net consideration as determined by you in our tax return for the previous calendar year.

7. If we contest your calculation of the net consideration, both of us will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date we submit our alternative calculation. If both of us reach agreement on an amount of net consideration, each of us will report such amount in their respective tax returns for the previous calendar year.

                                  ARTICLE XVIII

                              DURATION OF AGREEMENT

1. This Agreement may be terminated at any time by either company giving ninety days' written notice of termination. The day the notice is deposited in the mail addressed to the Home Office or to an Officer of either company will be the first day of the ninety-day period.

2.   During the ninety-day period, this Agreement will continue to be in force.

3. After termination, we will both be liable for all reinsurance which becomes effective prior to termination of this Agreement.


Executed in duplicate by                        Executed in duplicate by
FIRST ALLMERICA FINANCIAL                       TRANSAMERICA OCCIDENTAL
LIFE INSURANCE COMPANY                          LIFE INSURANCE COMPANY
at Worcester, Massachusetts,                    at Charlotte, North Carolina,
On   January 27, 1997                           on   October 10, 1996
   --------------------------                      -----------------------------

By: /s/  Robert P. Mills, Jr.                   By:  /s/
    -------------------------                      -----------------------------
Title: AVP & Actuary                            Second Vice President

By: /s/ William H. Mawdsley                     By:  /s/
    -----------------------                        -----------------------------
Title: VP & Actuary                             Second Vice President

                            FIRST ALLMERICA FINANCIAL
                             LIFE INSURANCE COMPANY
                                  (No. 2477-1)
                             EFFECTIVE APRIL 1, 1996


                                   SCHEDULE A

                                     SPECIFICATIONS

-  TYPE OF BUSINESS                  Life insurance assumed by you from
                                     Allmerica Financial Life Insurance and
                                     Annuity Company

-  PLANS OF INSURANCE                Universal Life Policies converted from
                                     Transamerica Term Policies.

-  BASIS OF REINSURANCE              100% First Dollar Quota Share

-  JUMBO LIMIT                       $35,000,000

-  BINDING LIMIT                     $20,000,000

-  MINIMUM AUTOMATIC AMOUNT AT
   ISSUE OF UNIVERSAL LIFE POLICY    $50,001

-  MINIMUM AMOUNT AT RENEWAL OF
   UNIVERSAL LIFE POLICY             $25,001

                            FIRST ALLMERICA FINANCIAL
                             LIFE INSURANCE COMPANY
                                  (No. 2477-1)
                             EFFECTIVE APRIL 1, 1996

                                   SCHEDULE B

                                    BENEFITS

     1.  LIFE                      Life reinsurance will be on the yearly
                                   renewable term basis as described below.

                                   UNIVERSAL LIFE PLANS - Our first year net amount at risk will be the face amount of the term policy that is being converted. In renewal years, our net amount at risk will be the insurance face amount, less the account or cash value at the end of the prior policy term.

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                            FIRST ALLMERICA FINANCIAL
                             LIFE INSURANCE COMPANY
                                  (No. 2477-1)
                             EFFECTIVE APRIL 1, 1996

                                   SCHEDULE C

                                   DEFINITIONS

     1.  AUTOMATIC                 Insurance which must be ceded by the
                                   Reinsured in accordance with the terms of the Agreement and must be accepted by the Reinsurer.

     2.  EXCESS                    The Reinsurer agrees to reimburse the
                                   Reinsured for all losses or a large portion of the losses over the Reinsured's retention.
                                   The Reinsurer becomes involved in a loss only after the loss has exceeded the Reinsured's retention.

     3.  FACULTATIVE               Insurance which the Reinsured has the option
                                   to cede and the Reinsurer has the option to accept or decline individual risks. The agreement merely reflects how individual facultative reinsurance shall be handled.

     4.  INITIAL                   The smallest amount of reinsurance permitted
         MINIMUM AMOUNT            at the inception of the reinsurance
                                   transaction.

     5.  LIFE PREMIUMS             COINSURANCE - The Reinsured pays a
                                   proportionate part of the premiums it
                                   receives to the Reinsurer. In return, the Reinsurer agrees to pay a proportionate part of the claim and participate in all other policy benefits explicitly stated in the agreement.

                                   YEARLY RENEWABLE TERM (YRT) - Under the YRT method, the Reinsured transfers to the Reinsurer the mortality risk on either a net amount at risk basis or on an approximation of the net amount at risk basis.

                                   AGGREGATE - The rates do not differentiate between smoker and nonsmoker.

                                   FLAT EXTRA - Flat extra ratings usually apply to applicants in hazardous occupations or avocations or with certain physical impairments of a temporary nature.

                                   SUBSTANDARD TABLE EXTRA - Substandard table extra ratings usually apply to physically impaired lives.

     6.  POLICY DATE               The effective date shown on the actual
                                   policy.

     7.  POOL                      An organization of insurers or reinsurers
                                   through which particular types of risks are underwritten with premiums, losses and expenses shared in agreed amounts.

     8.  QUOTA SHARE               A form of reinsurance indemnifying the
                                   Reinsured against a fixed percentage of loss on each risk covered in the Agreement.

     9.  REINSURED (YOU, YOUR)     A company which transfers all or part of the
                                   insurance it has written to another company.

     10. REINSURER (WE, US, OUR)   A company which assumes all or part of the
                                   insurance written by another company.

     11. REPLACEMENT               CONTRACTUAL - An option provided in the
                                   policy which allows for replacement of one policy for another without evidence of insurability.

                                   NON-CONTRACTUAL - An option not provided in the policy. However, replacement of one policy for another must be with new evidence of insurability.

     12. RETENTION                 The amount of insurance which the Reinsured
                                   keeps for its own account and does not
                                   reinsure in any way.

     13. RETOCESSION               A form of reinsurance agreement which enables
                                   the Reinsurer to cede all or part of the reinsurance it has assumed from another
                                   Reinsurer.

     14. RETROCESSIONAIRE          The reinsurance company which accepts a
                                   retrocession from another company.

     15. RISK                      Insurance on an individual life.

     16. SUBSEQUENT                The smallest amount of reinsurance permitted
         MINIMUM AMOUNT            after the inception of the reinsurance
                                   transaction.

     17. LEAD REINSURER            Company assigned by the Reinsured.

                            FIRST ALLMERICA FINANCIAL
                             LIFE INSURANCE COMPANY
                                  (No. 2477-1)
                             EFFECTIVE APRIL 1, 1996

                                    EXHIBIT I

                              YOUR RETENTION LIMITS

1.   LIFE:

                                            STANDARD RISKS,
                                       SPECIAL CLASSES A THROUGH            SPECIAL CLASSES, J, L, & P,
                                          H AND FLAT EXTRAS OF                  AND FLAT EXTRAS OF
               AGES                          $20.00 OR LESS                       $20.01 AND OVER
               ----                    -------------------------            ---------------------------
                0                              $   500,000                           $   250,000
               1-60                              2,000,000                             1,000,000
              61-70                              1,000,000                               500,000
              71-80                            $   500,000                               250,000

     Note: The above maximum limits are also the maximums on any one life for all plans and riders combined.

2.   AVIATION:

     Any situation involving aviation will use a $500,000 retention.

3.   WAIVER OF PREMIUM DISABILITY & ACCIDENTAL DEATH BENEFITS

     Fully retained

     Note: Any Other Insured Rider or Children's Insurance Rider attached to any of the Plans of Insurance on Schedule A will not be reinsured under this reinsurance agreement.

                            FIRST ALLMERICA FINANCIAL
                             LIFE INSURANCE COMPANY
                                  (No. 2477-1)
                             EFFECTIVE APRIL 1, 1996

                                   EXHIBIT II

             INSTRUCTIONS FOR THE PREMIUMS PER $1,000 OF REINSURANCE

1. Reinsurance premiums under this Agreement will be payable on the annual basis regardless of how you receive premiums from your insured.

2.   STANDARD AND SUBSTANDARD      The reinsurance premiums will be the rates
     TABLE EXTRA PREMIUMS          attached to this Exhibit less the following
                                   discounts.

                                                           NONSMOKER          SMOKER
                                                           ---------          ------
                                   First Year                100%             100%
                                   Years 2-10                 50%              50%
                                   Years 11 +                 30%              30%

                                   The substandard table extra premium will be an additional 25% per table rating of the rates set forth in this Exhibit, less the allowances/discounts stated above.

3.   FLAT EXTRA PREMIUMS           The flat extra premium will be the annual
                                   flat extra premium which you charge your insured on that amount of the insurance reinsured less the following allowances.

                                       TERMS OF YOUR              FIRST          RENEWAL
                                     FLAT EXTRA PREMIUM           YEAR            YEAR
                                     ------------------           -----          -------
                                   More than 5 years               85%             15%
                                   5 years or less                 15%             15%

4.   EXCHANGES                     Exchanges shall be considered as a
                                   continuation of the original insurance.
                                   Future premiums will be calculated on a
                                   point-in-scale basis using the applicable rates in the Agreement.

5.   PREMIUM TAX                   We will reimburse you for any premium taxes
                                   which you will be required to pay but which we will not be required to pay on the reinsurance premiums payable under this
                                   Agreement.

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                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                               (4 PAGES OMMITTED)